[LOGO]
PAYSON VALUE FUND SEEKS HIGH TOTAL RETURN (CAPITAL APPRECIATION AND CURRENT INCOME) BY INVESTING IN A DIVERSIFIED PORTFOLIO OF COMMON STOCK AND SECURITIES CONVERTIBLE INTO COMMON STOCK, WHICH APPEAR TO BE UNDERVALUED IN THE MARKETPLACE.

PAYSON TOTAL RETURN FUND SEEKS A COMBINATION OF HIGH CURRENT INCOME AND CAPITAL APPRECIATION BY INVESTING IN COMMON STOCK AND SECURITIES CONVERTIBLE INTO COMMON STOCK, WHICH APPEAR TO BE UNDERVALUED, AND IN INVESTMENT GRADE DEBT SECURITIES, INCLUDING U.S. GOVERNMENT, GOVERNMENT AGENCY AND CORPORATE OBLIGATIONS.

THE FUNDS DO NOT PAY RULE 12B-1 (DISTRIBUTION) FEES.

THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR DISAPPROVED EITHER FUND'S SHARES OR DETERMINED WHETHER THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

AUGUST 1,2006

PAYSON VALUE FUND
PAYSON TOTAL RETURN FUND
PROSPECTUS
                                    [GRAPHIC]

                                    [GRAPHIC]
                                                              TABLE OF CONTENTS

             RISK/RETURN SUMMARY                                2
                     INVESTMENT OBJECTIVES                      2
                     PRINCIPAL INVESTMENT STRATEGIES            2
                     PRINCIPAL INVESTMENT RISKS                 4
                     WHO MAY WANT TO INVEST IN THE FUNDS        5
             PERFORMANCE                                        6
             FEE TABLES                                         9
             MANAGEMENT                                        10
             YOUR ACCOUNT                                      12
                     HOW TO CONTACT THE FUNDS                  12
                     GENERAL INFORMATION                       12
                     BUYING SHARES                             14
                     SELLING SHARES                            18
                     EXCHANGE PRIVILEGES                       20
                     RETIREMENT ACCOUNTS                       20
             OTHER INFORMATION                                 21
             FINANCIAL HIGHLIGHTS                              23

                                    [GRAPHIC]
RISK/RETURN SUMMARY

INVESTMENT OBJECTIVES

PAYSON VALUE FUND (a "Fund") seeks high total return (capital appreciation and current income) by investing in a diversified portfolio of common stock and securities convertible into common stock, which appear to be undervalued in the marketplace.

 CONCEPTS TO UNDERSTAND
 COMMON STOCK means an equity or ownership interest in a company.
 CONVERTIBLE SECURITY means a security, such as a preferred stock or bond, that may be converted into a specified number of shares of common stock.
 VALUE COMPANY means a company whose market price is low relative to its financial condition, price history and/or the stock of comparable companies. MARKET CAPITALIZATION means the value of a company's common stock in the stock market.
 DEBT SECURITY means a security such as a bond or note that obligates the issuer to pay the security owner a specified sum of money (interest) at set intervals as well as to repay the principal amount of the security at its maturity.
 BOND means a debt security with a long-term maturity of usually 5 years or longer.
 NOTE means a debt security with a short-term maturity, usually less than 5 years.
 U.S. GOVERNMENT SECURITIES means debt securities issued or guaranteed by the U.S. Government, its agencies or instrumentalities.
 INVESTMENT GRADE SECURITY means a security rated in one of the four highest ratings categories by a nationally recognized statistical rating organization ("NRSRO"), such as Standard & Poor's, or unrated and determined to be of comparable quality by the Funds' Adviser.

PAYSON TOTAL RETURN FUND (a "Fund") seeks a combination of high current income and capital appreciation by investing in common stock and securities convertible into common stock, which appear to be undervalued, and in investment grade debt securities, including U.S. government, government agency and corporate obligations.

PRINCIPAL INVESTMENT STRATEGIES

PAYSON VALUE FUND invests primarily in common stock and convertible securities of large and medium size domestic value companies. Large size domestic companies typically have market capitalizations in excess of $12 billion. Medium size domestic companies typically have market capitalizations in the range of $2 billion to $12 billion.

PAYSON TOTAL RETURN FUND invests primarily in common stock and convertible securities of large and medium size domestic value companies. Large size domestic companies typically have market capitalizations in excess of $12 billion. Medium domestic companies typically have market capitalizations in the range of $2 billion to $12 billion. The Fund also invests in debt securities, which are primarily investment grade, including U.S. Government securities and corporate bonds and notes issued by large and medium size domestic companies. The Fund may also invest a significant portion of the Fund's total assets in cash or cash equivalents if the Fund's investment adviser (the "Adviser") is unable to find investments selling at discounts to what the Adviser believes are their fair intrinsic value.
2

                                    [GRAPHIC]

THE ADVISER'S PROCESS The Funds' Adviser maintains a long-term, equity-oriented perspective, being much less concerned with investment performance on a quarterly or shorter basis than with real, long-term growth of income. Investment time horizon is the paramount determinant of long-term investment strategy, and each Fund has a long-term time horizon.

The Adviser uses both a quantitative and a fundamental approach to identify stocks that are undervalued compared to the company's financial condition. The Adviser first conducts a fundamental analysis of prospective companies to determine their near and long-term financial prospects and then uses quantitative measurements, including price/earnings ratios, price/book ratios, price/sales ratios, dividend yields and profitability, to select those stocks that appear undervalued.

With respect to Payson Total Return Fund's investment in debt securities, the Adviser monitors interest rate outlooks, the shape of the yield curve and other economic factors to determine an appropriate maturity profile for the Fund's investment portfolio consistent with the Fund's objective. In particular, the Adviser watches the yield spreads between higher and lower quality debt securities, between different sectors of the economy and between different types of debt securities to identify those securities that provide the highest yield at the best price. The Fund may invest in debt securities of any maturity.

The Adviser monitors the investments in a Fund's portfolio to determine if there have been any fundamental changes in the companies or issuers. The Adviser may sell a security if:
   . The security subsequently fails to meet the Adviser's initial investment criteria
   . A more attractively priced security is found or if funds are needed for other purposes
   . The Adviser believes that the security has reached its appreciation potential
   . Revised economic forecasts or interest rate outlook requires a repositioning of debt securities held by Payson Total Return Fund

TEMPORARY DEFENSIVE MEASURES In order to respond to adverse market, economic, political or other conditions, a Fund may assume a temporary defensive position and invest, without limit, in cash and prime quality cash equivalents such as prime commercial paper and other money market instruments. When investing for temporary defensive purposes, a Fund may not achieve its investment objective.

                                    [GRAPHIC]

PRINCIPAL INVESTMENT RISKS

GENERAL RISKS An investment in a fund is not a deposit of a bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. A Fund's net asset value, yield and total return will fluctuate based upon changes in the value of its portfolio securities. The market value of securities in which a fund invests is based upon the market's perception of value and is not necessarily an objective measure of the securities' value. There is no assurance that a Fund will achieve its investment objective. An investment in a fund is not by itself a complete or balanced investment program. You could lose money on your investment in a Fund or a Fund could underperform other investments. The principal risks of an investment in a Fund include:
   .  The stock or bond market goes down
   .  Value stocks fall out of favor with the stock market
   . The stock market continues to undervalue the stocks in a Fund's portfolio . The stock prices of medium capitalization companies may fluctuate more than the stock prices of larger capitalization companies
   .  The judgment of the Adviser as to the value of a stock proves to be wrong

Because each Fund uses a value approach to select potential stock or debt securities, there is the risk that the market will not recognize the intrinsic value of the Fund's investments for an unexpectedly long time. Further, the security prices of medium size companies may fluctuate more significantly than the security prices of larger size companies. Generally, this increased volatility is due to the fact that securities of medium size companies are traded less frequently and are less liquid than securities of large size companies. Also, there is usually less information available on medium size companies than on larger size companies.

RISKS OF DEBT SECURITIES Because Payson Total Return Fund invests in debt securities, that Fund has the following additional risks:
   . The value of most debt securities falls when interest rates rise; the longer a debt security's maturity and the lower its credit quality, the more its value typically falls in response to an increase in interest rates
   . Issuers may prepay fixed rate securities when interest rates fall, forcing the Fund to invest in securities with lower interest rates
   . The Fund is subject to the risk that the financial condition of an issuer of a security held by the Fund may cause the issuer to default or become unable to pay interest or principal due on the securities. This risk generally increases as security credit ratings decrease.
4
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                                    [GRAPHIC]

WHO MAY WANT TO INVEST IN THE FUNDS

A Fund may be appropriate for you if you:
   . Are willing to tolerate significant changes in the value of your investment
   .  Are pursuing a long-term goal
   .  Are willing to accept higher short-term risk

A Fund may NOT be appropriate for you if you:
   .  Need regular income or stability of principal
   .  Are pursuing a short-term goal or investing emergency reserves
   . Want an investment that pursues market trends or focuses only on particular sectors or industries

                                    [GRAPHIC]
PERFORMANCE

The following charts and tables illustrate the variability of each Fund's returns as of December 31, 2005. The charts and the tables provide some indication of the risks of investing in each Fund by showing changes in the Fund's performance from year-to-year and how the Fund's returns compare to a broad measure of market performance.


PERFORMANCE INFORMATION REPRESENTS ONLY PAST PERFORMANCE, BEFORE AND AFTER TAXES, AND DOES NOT NECESSARILY INDICATE FUTURE RESULTS.

PAYSON VALUE FUND
The following chart shows the Fund's annual total return for the last 10 calendar years.
                                    [CHART]
1996      18.95%
1997      31.62%
1998       5.79%
1999      10.19%
2000       7.42%
2001      -7.57%
2002     -26.39%
2003      28.09%
2004       6.53%
2005       1.18%

   The calendar year-to-date total return as of June 30, 2006 was 1.79%.

During the periods shown in the chart, the highest quarterly return was 16.87% (for the quarter ended December 31, 1998) and the lowest quarterly return was -20.70% (for the quarter ended September 30, 2002).

The following table compares the Fund's average annual total return, average annual total return after taxes on distributions, and average annual total return after taxes on distributions and sales of Fund shares as of December 31, 2005 to the Standard & Poor's 500 Index ("S&P 500 Index").

PAYSON VALUE FUND/(1)/                             1 YEAR 5 YEARS 10 YEARS
Return Before Taxes                                 1.18%  -1.24%   6.30%
Return After Taxes on Distributions                 0.61%  -1.52%   5.03%
Return After Taxes on Distributions and Sale of
 Fund Shares                                        1.37%  -1.12%   4.97%
-------------------------------------------------------------------------
S&P 500 Index                                       4.91%   0.54%   9.07%

/(1)/Effective March 13, 2002, the Fund eliminated all sales charges associated with the purchase and redemption of its shares. Accordingly, the performance information presented does not reflect the imposition of any sales charges.
6

                                    [GRAPHIC]

After-tax returns are calculated using the historical highest individual Federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor's tax situation and may differ from those shown. After-tax returns shown are not relevant to investors who hold their Fund shares through tax-deferred arrangements, such as 401(k) plans or individual retirement accounts.

The return after taxes on distributions and sale of Fund shares may exceed the return before taxes due to an assumed tax benefit from any losses on a sale of Fund shares at the end of the measurement period.

The S&P 500 Index is a market index of common stock. The S&P 500 Index is unmanaged and reflects reinvestment of dividends. Unlike the performance figures of the Fund, the S&P 500 Index's performance does not reflect the effect of expenses.

PAYSON TOTAL RETURN FUND

The following chart shows the Fund's annual total return for the last 10 calendar years.
                                    [CHART]
  1996      11.20%
  1997      20.99%
  1998       3.53%
  1999      -2.96%
  2000      12.66%
  2001       7.25%
  2002     -19.05%
  2003      17.43%
  2004       9.31%
  2005       1.81%

   The calendar year-to-date total return as of June 30, 2006 was 0.03%.

                                    [GRAPHIC]
During the periods shown in the chart, the highest quarterly return was 15.81% (for the quarter ended December 31, 1998) and the lowest quarterly return was -15.00% (for the quarter ended September 30, 2002).

The following table compares the Fund's average annual total return, average annual total return after taxes on distributions, and average annual total return after taxes on distributions and sales of Fund shares as of December 31, 2005 to the S&P 500 Index.

PAYSON TOTAL RETURN FUND/(1)/                      1 YEAR 5 YEARS 10 YEARS
Return Before Taxes                                 1.81%  2.56%    5.62%
Return After Taxes on Distributions                 1.52%  1.82%    3.54%
Return After Taxes on Distributions and Sale of
 Fund Shares                                        1.17%  1.81%    3.64%
-------------------------------------------------------------------------
S&P 500 Index                                       4.91%  0.54%    9.07%

/(1)/Effective March 13, 2002, the Fund eliminated all sales charges associated with the purchase and redemption of its shares. Accordingly, the performance information presented does not reflect the imposition of any sales charges.

After-tax returns are calculated using the historical highest individual Federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor's tax situation and may differ from those shown. After-tax returns shown are not relevant to investors who hold their Fund shares through tax-deferred arrangements, such as 401(k) plans or individual retirement accounts.

The return after taxes on distributions and sale of Fund shares may exceed the return before taxes due to an assumed tax benefit from any losses on a sale of Fund shares at the end of the measurement period.

The S&P 500 Index is a market index of common stock. The S&P 500 Index is unmanaged and reflects the reinvestment of dividends. Unlike the performance figures of the Fund, the S&P 500 Index's performance does not reflect the effect of expenses.
8

                                    [GRAPHIC]
                                                                     FEE TABLES

The following tables describe the various fees and expenses that you will pay if you invest in a Fund. Shareholder fees are charges you pay when buying, selling, or exchanging shares of a Fund. Operating expenses, which include fees of the Adviser, are paid out of the Fund's assets and are factored into a Fund's share price rather than charged directly to shareholders accounts.


SHAREHOLDER FEES (FEES PAID DIRECTLY FROM YOUR INVESTMENT)
Maximum Sales Charge (Load) Imposed on
 Purchases (as a percentage of the offering price)  None
Maximum Sales Charge (Load) Imposed on
 Reinvested Distributions                           None
Maximum Deferred Sales Charge (Load)                None
Redemption Fee                                      None
Exchange Fee                                        None
ANNUAL FUND OPERATING EXPENSES
(EXPENSES THAT ARE DEDUCTED FROM FUND ASSETS)/ (1)/
PAYSON VALUE FUND
Management Fees/(2)/                                0.80%
Distribution (12b-1) Fees                           None
Other Expenses                                      1.46%
TOTAL ANNUAL FUND OPERATING EXPENSES                2.26%
PAYSON TOTAL RETURN FUND
Management Fees/(2)/                                0.60%
Distribution (12b-1) Fees                           None
Other Expenses                                      1.29%
TOTAL ANNUAL FUND OPERATING EXPENSES                1.89%

/(1)/Based on amounts incurred during the Fund's fiscal year ended March 31, 2006 stated as a percentage of average daily net assets.

/(2)/The Adviser has agreed to voluntarily waive 0.25% of its Management Fee.
    Thus, while this waiver is in place, the Management Fee for Payson Value Fund will be 0.55% and the Management Fee for Payson Total Return Fund will be 0.35%. The net expense ratio for Payson Value Fund is 2.01% and for Payson Total Return Fund is 1.64%. Fee waivers may be reduced or eliminated at any time.

EXAMPLE

The following is a hypothetical example intended to help you compare the cost of investing in each Fund to the cost of investing in other mutual funds. This example assumes that you invest $10,000 in a Fund and then redeem all of your shares at the end of each period. The example also assumes that your investment has a 5% annual return, that a Fund's Total Annual Fund Operating Expenses remain the same as stated in the previous table and that distributions are reinvested. Although your actual costs may be higher or lower, based on these assumptions your costs would be:


         PAYSON VALUE FUND/(1)/ PAYSON TOTAL RETURN FUND/(1)/
1 year          $  229                     $  192
3 years         $  706                     $  594
5 years         $1,210                     $1,021
10 years        $2,595                     $2,212

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                                    [GRAPHIC]
MANAGEMENT

Each Fund is a series of Forum Funds (the "Trust"), an open-end, management investment company (mutual fund). The business of the Trust and of each Fund is managed under the oversight of the Board of Trustees (the "Board"). The Board formulates the general policies of each Fund and meets periodically to review each Fund's performance, monitor investment activities and practices and discuss other matters affecting the Funds. Additional information regarding the Board, as well as the Trust's executive officers, may be found in the Fund's Statement of Additional Information ("SAI").

THE ADVISER

Each Fund's Adviser is H.M. Payson & Co., One Portland Square, P.O. Box 31, Portland, Maine 04112. The Adviser was founded in 1854 and was incorporated in Maine in 1987, making it one of the oldest investment firms in the United States operating under its original name.

Subject to the general control of the Board, the Adviser makes investment decisions for each Fund. The Adviser receives an advisory fee at an annual rate of 0.80% of the average daily net assets of Payson Value Fund and 0.60% of the average daily net assets of Payson Total Return Fund. However, the Adviser has agreed to voluntarily waive 0.25% of its fee. Thus, while the waiver is in place, the fee for Payson Value Fund will be 0.55% and the fee for Payson Total Return Fund will be 0.35%. Fee waivers may be reduced or eliminated at anytime. For the fiscal year ended March 31, 2006, the Adviser received advisory fees at an annual rate of 0.55% and 0.35% of the average daily net assets of Payson Value Fund and Payson Total Return Fund, respectively.


A discussion summarizing the basis on which the Board most recently approved the continuation of the Investment Advisory Agreement between the Trust and the Adviser with respect to each Fund will be included in the Funds' semi-annual report for the six months ended September 30, 2006.


As of March 31, 2006, the Adviser had approximately $1.4 billion in assets under management.

PORTFOLIO MANAGERS

JOHN C. KNOX, Managing Director and Senior Research Analyst of the Adviser, has been primarily responsible for the day-to-day management of Payson Value Fund since July 10, 1995. Mr. Knox has more than 28 years of experience in the investment industry and has been associated with the Adviser since 1981.
Mr. Knox is a Chartered Financial Analyst.


PETER E. ROBBINS, Managing Director and Director of Research of the Adviser, has been primarily responsible for the day-to-day management of Payson Total Return Fund since April 1, 1993. Mr. Robbins has more than 23 years of experience in the investment industry and has been associated with the Adviser since 1982, except for the period from January 1988 to October 1990. During that period, Mr. Robbins was President of Mariner Capital

                                    [GRAPHIC]

Group, a real estate development and non-financial asset management business. Mr. Robbins is a Chartered Financial Analyst.

The Funds' SAI provides additional information about each Portfolio Manager's compensation, other accounts managed by each Portfolio Manager and each Portfolio Manager's ownership of securities in the Funds.

OTHER SERVICE PROVIDERS

Citigroup Fund Services, LLC ("Citigroup"), provides certain administration, portfolio accounting and transfer agency services to the Funds.

Foreside Fund Services, LLC, the Fund's principal underwriter (the "Distributor"), acts as each Fund's distributor in connection with the offering of each Fund's Shares. The Distributor may enter into arrangements with banks, broker-dealers, and other financial institutions through which investors may purchase or redeem shares. The Distributor is not affiliated with the Adviser or with Citigroup or its affiliates.

FUND EXPENSES

Each Fund pays for its expenses out of its own assets. Expenses of each Fund include the Fund's own expense as well as Trust expenses that are allocated among the Fund and the other funds of the Trust. The Adviser or other service providers may waive all or any portion of their fees and reimburse certain expenses of a Fund. Any fee waivers or expense reimbursement increases investment performance of the Fund for the period during which the waiver or reimbursement is in effect and may not be recouped at a later date.

                                    [GRAPHIC]
YOUR ACCOUNT
 HOW TO CONTACT THE FUNDS
 WRITE TO US AT:
 Payson Funds
 P.O. Box 446
 Portland, Maine 04112
 OVERNIGHT ADDRESS:
 Payson Funds
 Two Portland Square
 Portland, Maine 04101
 TELEPHONE US AT:
 (800) 805-8258 (Toll Free)
 WIRE INVESTMENTS (OR ACH PAYMENTS) TO:
 Citibank, N.A.
 New York, New York
 ABA #021000089
 FOR CREDIT TO:
 Citigroup Fund Services, LLC
 Account # 30576692
 (Name of Your Fund)
 (Your Name)
 (Your Account Number)

GENERAL INFORMATION

You may purchase or sell (redeem) a Fund's shares on each weekday that the New York Stock Exchange is open. Under unusual circumstances, a Fund may accept and process orders when the New York Stock Exchange is closed if deemed appropriate by the Trust's officers.

You may purchase or sell (redeem) each Fund's shares at the net asset value of a share ("NAV") next calculated after the transfer agent receives your request in proper form (as described in this Prospectus on pages 14 through 20). For instance, if the transfer agent receives your purchase request in proper form after 4:00 p.m., Eastern time, your transaction will be priced at the next business day's NAV. A Fund cannot accept orders that request a particular day or price for the transaction or any other special conditions.

The Funds do not issue share certificates.

If you purchase shares directly from a Fund, you will receive quarterly statements and a confirmation of each transaction. You should verify the accuracy of all transactions in your account as soon as you receive your confirmations.

Each Fund reserves the right to waive minimum investment amounts and may temporarily suspend (during unusual market conditions) or discontinue any service or privilege, including systematic investments and withdrawals, wire redemption privileges, telephone redemption privileges and exchange privileges.

WHEN AND HOW NAV IS DETERMINED Each Fund calculates its NAV as of the close of the New York Stock Exchange (normally 4:00 p.m., Eastern Time) on each weekday except days when the New York Stock Exchange is closed. Under unusual circumstances, a Fund may accept and process orders when the New York Stock Exchange is closed if deemed appropriate by the Fund's officers. The time at which the NAV is calculated may change in case of an emergency.

A Fund's NAV is determined by taking the market value of the Fund's total assets, subtracting liabilities and then dividing the result (net assets) by the number of the Fund's shares outstanding.
12

                                    [GRAPHIC]

Each Fund values securities for which market quotations are readily available at current market value other than certain short-term securities which are valued at amortized cost. Exchange traded securities for which market quotations are readily available are valued using the last reported sales price provided by independent pricing services as of the close of trading on the New York Stock Exchange (normally 4:00 p.m. Eastern time) on each Fund business day. In the absence of sales, such securities are valued at the mean of the last bid and asked price. Non-exchange traded securities for which quotations are readily available are generally valued at the mean between the current bid and asked price. Fixed income securities may be valued at prices supplied by a Fund's pricing agent based on broker or dealer supplied valuations or matrix pricing, a method of valuing securities by reference to the value of other securities with similar characteristics, such as rating, interest rate and maturity. Investments in other open-end regulated investment companies are valued at their NAV.


Each Fund values securities at fair value pursuant to procedures adopted by the Board if market quotations are not readily available or the Adviser believes that the prices or values available are unreliable. Market quotations may not be readily available or may be unreliable if, among other things, (i) the exchange on which a Fund portfolio security is principally traded closes early,
(ii) trading in a portfolio security was halted during the day and did not resume prior to the time as of which a Fund calculates its NAV, or (iii) events occur after the close of the securities markets on which each Fund's portfolio securities primarily trade but before the time as of which each Fund calculates its NAV.

Fair valuation is based on subjective factors and as a result, the fair value price of a security may differ from the security's market price and may not be the price at which the security may be sold. Fair value pricing could result in a different NAV than a NAV determined by using market quotes.

TRANSACTIONS THROUGH THIRD PARTIES If you invest through a broker or other financial institution, the policies and fees (other than sales charges) charged by that institution may be different from those of a Fund. These financial institutions may charge transaction fees and may set different minimum investments or limitations on buying or selling shares. These institutions may also provide you with certain shareholder services such as periodic account statements and trade confirmations summarizing your investment activity. Consult a representative of your financial institution for more information.

Each Fund, as permitted, or any of its agents may enter into arrangements with a financial institution under which such party, at its own expense, will pay the financial institution a fee for providing distribution related services and/or for performing certain administrative or transfer agent servicing functions (such as sub-transfer agency, record-keeping or shareholder communication services) for the benefit

                                    [GRAPHIC]

of Fund shareholders. Such payments by such party may create an incentive for these financial institutions to recommend that you purchase Fund shares.


ANTI-MONEY LAUNDERING PROGRAM Customer identification and verification are part of the Trust's overall obligation to deter money laundering under Federal law. The Trust has adopted an Anti-Money Laundering Program designed to prevent each Fund from being used for money laundering or the financing of terrorist activities. In this regard, each Fund reserves the right, to the extent permitted by law, to (i) refuse, cancel or rescind any purchase or exchange order, (ii) freeze any account and/or suspend account services or
(iii) involuntarily close your account in case of threatening conduct or suspected fraudulent or illegal activity. These actions will be taken when, at the sole discretion of Trust management, they are deemed to be in the best interest of each Fund or in cases when each Fund is requested or compelled to do so by governmental or law enforcement authority. If an order is rescinded or your account is liquidated due to perceived threatening conduct or suspected fraudulent or illegal activity, you will not be able to recoup any sales charges or redemption fees assessed. If your account is closed at the request of governmental or law enforcement, you may not receive proceeds of the redemption if the Fund is required to withhold such proceeds.


PORTFOLIO HOLDINGS A description of the Funds' policies and procedures with respect to the disclosure of portfolio securities is available in the Funds' SAI.

BUYING SHARES

HOW TO MAKE PAYMENTS All investments must be made by check, ACH, or wire. All checks must be made payable in U.S. dollars and drawn on U.S. financial institutions. In the absence of the granting of an exception consistent with the Fund's anti-money laundering procedures the Funds do not accept purchases made by credit card check, starter check, cash or cash equivalents (for instance, you may not pay by money order, bank draft, cashier's check or traveler's check).

    CHECKS For individual, sole proprietorship, joint, Uniform Gift to Minors Act ("UGMA") or Uniform Transfers to Minors Act ("UTMA") accounts, the check must be made payable to "Payson Funds" or to one or more owners of the account and endorsed to "Payson Funds." For all other accounts, the check must be made payable on its face to "Payson Funds." A $20 charge may be imposed on any returned checks.

    ACH Refers to the "Automated Clearing House" system maintained by the Federal Reserve Bank, which allows financial institutions to process checks, transfer funds and perform other tasks. Your financial institution may charge you a fee for this service.

    WIRES Instruct your financial institution with whom you have an account to make a Federal Funds wire payment to us. Your financial institution may charge you a fee for this service.

                                    [GRAPHIC]
MINIMUM INVESTMENTS Each Fund accepts investments in the following minimum amounts:

                          MINIMUM    MINIMUM
                          INITIAL   ADDITIONAL
                         INVESTMENT INVESTMENT
Standard Accounts          $2,000      $250
Traditional and
 Roth IRA Accounts         $1,000      $250
Accounts with Systematic
 Investment Plans          $  250      $250

ACCOUNT REQUIREMENTS

                TYPE OF ACCOUNT                                       REQUIREMENT
INDIVIDUAL, SOLE PROPRIETORSHIP AND JOINT       .Instructions must be signed by all persons required
ACCOUNTS                                         to sign exactly as their names appear on the
Individual and sole proprietorship accounts are  account.
owned by one person, Joint accounts have two    .Provide a power of attorney or similar document
or more owners (tenants)                         for each person that is authorized to open or
                                                 transact business if not a named account owner.

GIFTS OR TRANSFERS TO A MINOR (UGMA, UTMA)      .Depending on state laws, you can set up a custodial
These custodial accounts provide a way to give   account under the UGMA or the UTMA.
money to a child and obtain tax benefits        .The custodian must sign instructions in a manner
                                                 indicating custodial capacity.

BUSINESS ENTITIES                               .Provide certified articles of incorporation, a
                                                 government-issued license or certificate, partnership
                                                 agreement or similar document evidencing the
                                                 identity and existence of the business entity.
                                                .Submit a secretary's (or similar) certificate listing
                                                 the person(s) authorized to open or transact
                                                 business for the accounts.

TRUSTS                                          .The trust must be established before an account can
                                                 be opened.
                                                .Provide the first and signature pages from the trust
                                                 document identifying the trustees.
                                                .Provide a power of attorney or similar document
                                                 for each person that is authorized to open or
                                                 transact business in the account if not a trustee of
                                                 the trust.

                                    [GRAPHIC]

ACCOUNT APPLICATION AND CUSTOMER IDENTITY VERIFICATION To help the government fight the funding of terrorism and money laundering activities, Federal law requires financial institutions to, among other measures, obtain, verify and record information that identifies each person who opens an account.


When you open an account, the Funds will ask for your name, address, date of birth, social security number, and other information or documents that will allow us to identify you. For certain types of accounts, additional information may be required.

If you do not supply the required information, the Funds will attempt to contact you or, if applicable, your broker. If the Funds cannot obtain the required information within a timeframe established in our sole discretion, your application will be rejected.

When your application is in proper form and includes all required information, your application will normally be accepted and your order will be processed at the NAV next calculated after receipt of your application in proper form. If your application is accepted, the Funds will then attempt to verify your identity using the information you have supplied and other information about you that is available from third parties, including information available in public and private databases such as consumer reports from credit reporting agencies.

The Funds will try to verify your identity within a timeframe established in our sole discretion. If the Funds cannot do so, the Funds reserve the right to close your account at the NAV next calculated after the Funds decide to close your account and to remit proceeds to you via check, but only if your original check clears the bank. If your account is closed, you may be subject to a gain or loss on Fund shares and will be subject to any related taxes and will not be able to recoup any sales charges or redemption fees assessed.

The Funds may reject your application under the Trust's Anti-Money Laundering Program. Under this program your money may not be returned to you if your account is closed at the request of governmental or law enforcement authorities.

LIMITATIONS ON FREQUENT PURCHASES The Board has adopted policies and procedures with respect to frequent purchases and redemptions of Fund shares by Fund shareholders. It is the Funds' policy to discourage short-term trading. Frequent trading in a Fund such as trades seeking short-term profits from market momentum and other timing strategies may interfere with the management of a Fund's portfolio and result in increased administrative and brokerage costs and a potential dilution in the value of Fund shares. As money is moved in and out, a Fund may incur expenses buying and selling portfolio securities and these expenses are borne by Fund shareholders.

Focus is placed on identifying redemption transactions which may be harmful to the Funds or their shareholders if they are frequent. These transactions are analyzed for offsetting purchases within a pre-determined period of time. If frequent trading trends are detected, an appropriate course of action is

                                    [GRAPHIC]

taken. The Funds reserve the right to cancel (within one business day), restrict, or reject without any prior notice, any purchase or exchange order, including transactions representing excessive trading, transactions that may be disruptive to the management of each Fund's portfolio, and purchase orders not accompanied by payment.

Because each Fund receives purchase and sale orders through financial intermediaries that use omnibus or retirement accounts, the Funds cannot always detect frequent purchases and redemption. As a consequence, the Funds' ability to monitor and discourage abusive trading practices in such accounts may be limited.

The Funds reserve the right to refuse any purchase (including exchange) request, particularly requests that could adversely affect the Funds or their operations.

INVESTMENT PROCEDURES

             HOW TO OPEN AN ACCOUNT                              HOW TO ADD TO YOUR ACCOUNT
BY CHECK                                           BY CHECK
..Call or write us for an account application       .Fill out an investment slip from a confirmation or
..Complete the application (and other required       write us a letter
 documents, if applicable)                         .Write your account number on your check
..Mail us your application (and other required      .Mail us the slip (or your letter) and the check
 documents, if applicable) and a check

BY WIRE                                            BY WIRE
..Call or write us for an account application       .Call to notify us of your incoming wire
..Complete the application (and other required      .Instruct your financial institution to wire your
 documents, if applicable)                          money to us
..Call us to fax the completed application (and
 other required documents, if applicable) and we
 will assign you an account number
..Mail us your original application (and other
 required documents, if applicable)
..Instruct your financial institution to wire your
 money to us

BY ACH PAYMENT                                     BY SYSTEMATIC INVESTMENT
..Call or write us for an account application       .Complete the systematic investment section of the
..Complete the application (and other required       application
 documents, if applicable)                         .Attach a voided check to your application
..Call us to fax the completed application (and     .Mail us the completed application and voided
 other required documents, if applicable) and we    check
 will assign you an account number                 .We will electronically debit your purchase proceeds
..Mail us your original application (and other       from the financial institution account identified in
 required documents, if applicable)                 your account application
..We will electronically debit your purchase
 proceeds from the financial institution account
 identified in your account application

                                    [GRAPHIC]

SYSTEMATIC INVESTMENTS You may invest a specified amount of money in a Fund once or twice a month on specified dates. These payments are taken from your account at your financial institution by ACH payment. Systematic investments must be for at least $250.

CANCELED OR FAILED PAYMENTS Each Fund accepts checks and ACH transfers at full value subject to collection. If a Fund does not receive your payment for shares or you pay with a check or ACH transfer that does not clear, your purchase will be canceled. You will be responsible for any losses or expenses incurred by a Fund or the transfer agent, and the Fund may redeem shares you own in the account (or another identically registered account that you maintain with the transfer agent) as reimbursement. Each Fund and its agents have the right to reject or cancel any purchase or exchange due to nonpayment.

SELLING SHARES

Each Fund processes redemption orders promptly. Under normal circumstances, a Fund will send redemption proceeds to you within a week. If a Fund has not yet collected payment for the shares you are selling, it may delay sending redemption proceeds until it receives payment, which may be up to 15 calendar days.


                     HOW TO SELL SHARES FROM YOUR ACCOUNT
       BY MAIL
       .Prepare a written request including:
       .Your name(s) and signature(s)
       .Your account number
       .The Fund name
       .The dollar amount or number of shares you want to sell
       .How and where to send the redemption proceeds
       .Obtain a signature guarantee (if required) (See "Signature
        Guarantee Requirements" below)
       .Obtain other documentation (if required) (See "Wire
        Redemption Privileges" below)
       .Mail us your request and documentation

       BY WIRE OR ACH
       .Wire or ACH redemptions are only available if your redemption is for $5,000 or more (except for systematic withdrawals) and you did not decline wire or ACH redemption privileges on your account application
       .Call us with your request (unless you declined telephone redemption privileges on your account application) (See "By
        Telephone") OR
       .Mail us your request (See "By Mail")

       BY TELEPHONE
       .Call us with your request (unless you declined telephone
        redemption privileges on your account application)
       .Provide the following information:
       .Your account number
       .Exact name(s) in which the account is registered
       .Additional form of identification
       .Redemption proceeds will be:
       .Mailed to you OR
       .Electronically credited to your account at the financial institution identified on your account application.

       SYSTEMATICALLY
       .Complete the systematic withdrawal section of the application
       .Attach a voided check to your application
       .Mail us your completed application
       .Redemption proceeds will be electronically credited to your account at the financial institution identified on your account application

                                    [GRAPHIC]

WIRE OR ACH REDEMPTION PRIVILEGES You may redeem your shares by wire or ACH unless you declined wire or ACH redemption privileges on your account application. The minimum amount that may be redeemed by wire is $5,000, expect for systematic withdrawals.


TELEPHONE REDEMPTION PRIVILEGES You may redeem your shares by telephone unless you declined telephone redemption privileges on your account application. You may be responsible for any unauthorized telephone order as long as the transfer agent takes reasonable measures to verify that the order is genuine. Telephone redemption orders may be difficult to complete during periods of significant economic or market changes. If you are not able to reach the Fund by telephone, you may overnight your redemption order.

SYSTEMATIC WITHDRAWALS You may redeem a specified amount of money from your account once a month on a specified date. These payments are sent from your account to a designated account at a financial institution by ACH payment. Systematic withdrawals must be for at least $250.

SIGNATURE GUARANTEE REQUIREMENTS To protect you and the Funds against fraud, signatures on certain requests must have a "signature guarantee." A signature guarantee verifies the authenticity of your signature. You can obtain a signature guarantee from most banking institutions or securities brokers, but not from a notary public. The transfer agent will need written instructions signed by all registered shareholders, with a signature guarantee for each shareholder, for any of the following:

   .  Written requests to redeem $100,000 or more
   .  Changes to a shareholder's record name
   . Redemptions from an account for which the address or account registration has changed within the last 30 days
   . Sending redemption and distribution proceeds to any person, address or financial institution account not on record
   . Sending redemption and distribution proceeds to an account with a different registration (name or ownership) from your account
   . Adding or changing ACH or wire instructions, telephone redemption or exchange options or any other election in connection with your account

The transfer agent reserves the right to require signature guarantees on all redemptions.

SMALL ACCOUNTS If the value of your account falls below $1,000 ($500 for IRAs), a Fund may ask you to increase your balance. If the account value is still below $1,000 ($500 for IRAs) after 60 days, a Fund may close your account and send you the proceeds. A Fund will not close your account if it falls below these amounts solely as a result of a reduction in your account's market value.

REDEMPTIONS IN KIND Each Fund reserves the right to pay redemption proceeds in portfolio securities rather than cash. These redemptions "in kind" usually occur if the amount to be redeemed is large enough to affect a Fund's operations (for example, if it represents more than 1% of the Fund's assets).

                                    [GRAPHIC]

LOST ACCOUNTS The transfer agent may consider your account "lost" if correspondence to your address of record is returned as undeliverable on two consecutive occasions, unless the transfer agent determines your new address. When an account is "lost," all distributions on the account will be reinvested in additional Fund shares. In addition, the amount of any outstanding checks (unpaid for six months or more) for distributions that have been returned to the transfer agent may be reinvested at the then-current NAV and the checks will be canceled. However, checks will not be reinvested into accounts with a zero balance.

EXCHANGE PRIVILEGES

You may exchange your Fund shares for shares of other funds. For a list of funds available for exchange, you may call the transfer agent. Be sure to confirm with the Transfer Agent that the fund into which you exchange is available for sale in your state. Not all funds available for exchange may be available for purchase in your state. If you exchange into a fund that has a sales charge, you will have to pay that fund's sales charge at the time of the exchange. If you exchange into a fund that has no sales charge you will not have to pay a sales charge at the time of the exchange. An exchange is a sale and purchase of shares and may have tax consequences. The Funds reserve the right to refuse any exchange request, particularly requests that could adversely affect the Funds or their operations.


REQUIREMENTS You may make exchanges only between identically registered accounts (name(s), address and taxpayer ID number). There is currently no limit on exchanges, but the Funds reserve the right to limit exchanges (see "Investment Procedures--Limitations on Frequent Purchases"). You may exchange your shares by mail or telephone, unless you declined telephone exchange privileges on your account application. You may be responsible for any unauthorized telephone order as long as the transfer agent takes reasonable measures to verify that the order is genuine

                              HOW TO EXCHANGE
         BY MAIL
         .Prepare a written request including:
         .   Your name(s) and signature(s)
         .   Your account number
         .   The names of each fund you are exchanging
         .   The dollar amount or number of shares you want to sell
             (and exchange)
         .Open a new account and complete an account application if you are requesting different shareholder privileges
         .Obtain a signature guarantee (if required)
         .Mail us your request and documentation

         BY TELEPHONE
         .Call us with your request (unless you declined telephone
          exchange privileges on your account application
         .Provide the following information:
         .   Your account number
         .   Exact name(s) in which account is registered
         .   Additional form of identification

RETIREMENT ACCOUNTS

You may invest in Fund shares though IRA accounts sponsored by the Adviser, including traditional and Roth IRAs. The Funds may also be appropriate for other retirement plans. Before investing in any IRA or other retirement plan, you should consult your tax adviser. When making an investment in an IRA, be sure to indicate the year for which the contribution is made.

                                    [GRAPHIC]

                                                              OTHER INFORMATION

DISTRIBUTIONS

Each Fund declares distributions from net investment income and pays those distributions quarterly. Any net capital gain realized by the Fund will be distributed at least annually.

All distributions are reinvested in additional shares, unless you elect to receive distributions in cash. For Federal income tax purposes, distributions are treated the same whether they are received in cash or reinvested. Shares become entitled to receive distributions on the day after the shares are issued.

TAXES

Each Fund intends to operate in a manner such that it will not be liable for Federal income or excise taxes.

You will generally be taxed on a Fund's distributions, regardless of whether you reinvest them or receive them in cash. A Fund's distributions of net investment income (including short-term capital gain) are taxable to you as ordinary income. A Fund's distributions of long-term capital gain (if any), are taxable to you as long-term capital gain, regardless of how long you have held your shares. Generally, a Fund's distributions will consist primarily of long-term capital gain. Distributions may also be subject to state and local taxes.

A portion of a Fund's distributions may be treated as "qualified dividend income," taxable to individuals at a maximum Federal income tax rate of 15% (5% for individuals in lower tax brackets) through 2008. A distribution is treated as qualified dividend income to the extent that a Fund receives dividend income from taxable domestic corporations and certain qualified foreign corporations, provided that holding period and other requirements are met by the Fund and the shareholder.

Distributions of capital gain and distributions of net investment income reduce the net asset value of a Fund's shares by the amount of the distribution. If you purchase shares prior to these distributions, you are taxed on the distribution even though the distribution represents a return of your investment.

The sale or exchange of Fund shares is a taxable transaction for Federal income tax purposes. You will recognize a gain or loss on such transaction equal to the difference, if any, between the amount of your net sales proceeds and your tax basis in the Fund shares. Such gain or loss will be capital gain or loss if you held your Fund shares as capital assets. Any capital gain or loss will be treated as long-term capital gain or loss if you held the Fund shares for more than one year at the time of the sale or exchange.

A Fund may be required to withhold Federal income tax at the Federal backup withholding rate on all taxable distributions payable to you if you fail to provide a Fund with your correct taxpayer identification number or to make required certifications, or if you have been notified by the IRS that you are subject to backup withholding. Backup withholding is not an additional tax. Rather, any amounts

                                    [GRAPHIC]

withheld may be credited against your Federal income tax liability.

The Fund will mail you reports containing information about the income tax status of distributions paid during the year after December 31 of each year. For further information about the tax effects of investing in a Fund, including state and local tax matters, please see the SAI and consult your tax adviser.

ORGANIZATION

The Trust is a Delaware statutory trust. Neither Fund expects to hold shareholders' meetings unless required by Federal or Delaware law. Shareholders of each series of the Trust are entitled to vote at shareholders' meetings unless a matter relates only to specific series (such as approval of an advisory agreement for a Fund). From time to time, large shareholders may control a Fund or the Trust.

                                    [GRAPHIC]

                                                           FINANCIAL HIGHLIGHTS


The financial highlight table is intended to help you understand the financial performance of the Funds for the past 5 years. Certain information reflects financial results for a single Fund share. The total returns in the tables represent the rate that an investor would have earned (or lost) on an investment in the Fund, assuming reinvestment of all dividends and distributions. The information for the year ended March 31, 2006 has been audited by Deloitte & Touche, LLP, whose report, along with the Funds' financial statements, are included in the annual report, which is available upon request.

PAYSON VALUE FUND

                                                           YEAR ENDED MARCH 31,
                                                2006     2005     2004     2003      2002
SELECTED DATA FOR A SINGLE SHARE
NET ASSET VALUE, Beginning of Year             $16.49   $16.11   $11.75   $17.28    $17.63
                                              -------  -------  -------  -------   -------
INVESTMENT OPERATIONS
  Net investment income (loss)                   0.06     0.10     0.08     0.07     (0.01)
  Net realized and unrealized gain (loss) on
   investments                                   0.98     0.38     4.36    (5.53)     0.05
                                              -------  -------  -------  -------   -------
Total from Investment Operations                 1.04     0.48     4.44    (5.46)     0.04
                                              -------  -------  -------  -------   -------
DISTRIBUTIONS TO SHAREHOLDERS
 FROM
  Net investment income                         (0.06)   (0.10)   (0.08)   (0.07)       --
  Net realized investment gains                 (0.50)      --       --       --     (0.39)
                                              -------  -------  -------  -------   -------
Total Distributions to Shareholders             (0.56)   (0.10)   (0.08)   (0.07)    (0.39)
                                              -------  -------  -------  -------   -------
NET ASSET VALUE, End of Year                   $16.97   $16.49   $16.11   $11.75    $17.28
                                              =======  =======  =======  =======   =======
TOTAL RETURN                                     6.40%    2.95%   37.84%  (31.62%)    0.35%
RATIOS/SUPPLEMENTARY DATA
Net Assets at End of Period (000's omitted)   $13,131  $14,964  $15,654  $11,685   $17,706
Ratios to Average Net Assets:
Net investment income                            0.36%    0.59%    0.54%    0.51%    (0.04%)
Net expenses                                     1.74%    1.56%    1.54%    1.68%     1.63%
Gross expenses/(b)/                              2.26%    2.06%    2.04%    1.97%     1.85%
Portfolio Turnover Rate                            15%      21%      36%      25%       28%

                                    [GRAPHIC]
PAYSON TOTAL RETURN FUND

                                                   YEAR ENDED MARCH 31,
                                      2006     2005     2004     2003        2002
SELECTED DATA FOR A SINGLE SHARE
NET ASSET VALUE,
 Beginning of Year                  $ 12.04  $ 11.77  $  9.51  $ 12.97   $ 12.47
                                    -------  -------  -------  -------   -------
INVESTMENT OPERATIONS
  Net investment income (loss)         0.08     0.19     0.23     0.26       0.23/(a)/
  Net realized and unrealized gain
   (loss) on investments               0.82     0.27     2.23    (3.34)     0.88/(a)/
                                    -------  -------  -------  -------   -------
Total from Investment Operations       0.90     0.46     2.46    (3.08)     1.11
                                    -------  -------  -------  -------   -------
DISTRIBUTIONS TO
 SHAREHOLDERS FROM
  Net investment income               (0.06)   (0.18)   (0.19)   (0.25)    (0.23)
  Net realized investment gain           --       --       --    (0.13)    (0.38)
  Return of Capital                      --    (0.01)   (0.01)      --        --
                                    -------  -------  -------  -------   -------
Total Distributions to Shareholders   (0.06)   (0.19)   (0.20)   (0.38)    (0.61)
                                    -------  -------  -------  -------   -------
NET ASSET VALUE, End of Year        $ 12.88  $ 12.04  $ 11.77  $  9.51   $ 12.97
                                    =======  =======  =======  =======   =======
TOTAL RETURN                           7.51%    3.91%   25.92%  (23.84)%    9.11%
RATIOS/SUPPLEMENTARY
 DATA
Net Assets at End of Period
 (000's omitted)                    $18,800  $18,187  $18,335  $13,923   $19,174
Ratios to Average Net Assets:
  Net investment income (loss)         0.66%    1.56%    2.15%    2.41%     1.80%/(a)/
  Net expenses                         1.37%    1.31%    1.22%    1.46%     1.44%
  Gross expenses/(b)/                  1.89%    1.81%    1.72%    1.71%     1.66%
Portfolio Turnover Rate                  85%      48%      33%      37%       56%




/(a)/As required, effective April 1, 2001, the Fund adopted the provisions of the AICPA Audit and Accounting Guide for Investment Companies and began amortizing premium on debt securities. The effect of this change on Payson Total Return Fund, for the year ended March 31, 2002, was to decrease net investment income per share by $0.01, increase net realized and unrealized gains and losses per share by $0.01, and decrease the ratio of net investment income to average net assets by 0.10%.


/(b)/Reflects the expense ratio excluding any waivers and/or reimbursements.

                               PAYSON VALUE FUND

                           PAYSON TOTAL RETURN FUND

[LOGO]

FOR MORE INFORMATION
                          ANNUAL/SEMI-ANNUAL REPORTS

Additional information about each Fund's investments is available in the Funds'
 annual/semi-annual reports to shareholders. In the Funds' annual report, you will find a discussion of the market conditions and investment strategies that significantly affected each Fund's performance during its last fiscal year.

                  STATEMENT OF ADDITIONAL INFORMATION ("SAI")

The SAI provides more detailed information about each Fund and is incorporated by reference into, and is legally a part of, this Prospectus.

                             CONTACTING THE FUNDS

You can get free copies of the annual/semi-annual reports and the SAI, request other information and discuss your questions about each Fund by contacting the
                                   Fund at:

                               PAYSON VALUE FUND
                           PAYSON TOTAL RETURN FUND
                                 P.O. Box 446
                             Portland, Maine 04112
                                (800) 805-8258

  The annual/semi-annual reports and the SAI are not available on the Funds' website as the Funds do not maintain a website at this time.

                SECURITIES AND EXCHANGE COMMISSION INFORMATION

 You can also review each Fund's annual/semi-annual reports, the SAI and other information about the Funds at the Public Reference Room of the Securities and
  Exchange Commission ("SEC"). The scheduled hours of operation of the Public Reference Room may be obtained by calling the SEC at (202) 551-8090. You can get copies of this information, for a fee, by e-mailing or writing to:

                             Public Reference Room
                      Securities and Exchange Commission

                             Washington, D.C. 20549

                      E-mail address: publicinfo@sec.gov

 Fund information, including copies of the annual/semi-annual reports and the
            SAI, is available on the SEC's website at www.sec.gov.

                                  DISTRIBUTOR


                          Foreside Fund Services, LLC


                        Two Portland Square, 1st Floor


                             Portland, Maine 04101


                               www.foresides.com


                   Investment Company Act File No. 811-3023